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                                                                     Exhibit 4.4

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    Check Appropriate Statute:

      |X|  Title 14A:1-6 (5)  New Jersey Business Corporation Act (File in
                              DUPLICATE)

      |_|  Title 15A:1-7 (e)  New Jersey Business Corporation Act (File in
                              TRIPLICATE)
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CERTIFICATE OF CORRECTION OF:

Corporation Name:  KTI, Inc.

Corporation Number:

      The undersigned hereby submits for filing a Certificate of Correction executed on behalf of the above named Corporation, pursuant to the provisions of the appropriate Statute, checked above, of the New Jersey Statutes.

1. The Certificate to be corrected is: Certificate of Amendment to the Restated Certificate of Incorporation of KTI, Inc. (the "Corporation"), filed August 8, 1997 (the "Certificate").

2. The inaccuracies in the Certificate are (indicate inaccuracies or defects):

      (a) The word "fractional" on the thirteenth line on page 6 of the Certificate was incorrectly spelled "factional".

      (b) The last line of Section 6(b)(i) on page 14 of the Certificate refers to the redemption price, as opposed to the Redemption Date.

      (c) Section 8(a)(i) on page 20 of the Certificate failed to state the rate at which the Corporation may convert the Series B Convertible Exchangeable Preferred Stock into the Corporation's 8 3/4% Convertible Subordinated Notes due 2004.

      (d) Section 9(a) on page 23 of the Certificate failed to specify that a Change of Control Payment may be made at the option of the Corporation either in cash or, in certain circumstances, shares of common stock of the Corporation.

3. The Certificate of Correction hereby reads as follows:

      (a) The word "factional" on the thirteenth line on page 6 of the Certificate is hereby deleted and replaced with the word "fractional".

      (b) The last line of Section 6(b)(i) on page 14 of the Certificate is hereby amended by deleting "redemption price" and replacing it with "Redemption Date".

      (c) Section 8(a)(i) of the Certificate is amended by adding the following after "8 3/4% Convertible Subordinated Notes due 2004 (the "Exchange Notes") on any Dividend Payment Date":


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            "at a rate of $25.00 principal amount of Exchange Notes for each share of Series B Preferred and which Exchange Notes will be convertible into Common Stock of the Corporation at the Conversion Price which would have been applicable to the Series B Preferred if the Series B Preferred had remained outstanding,"

      (d) The following shall be added to the end of Section 9(a) of the
      Certificate:

            "The Change of Control Payment shall be made at the option of the Corporation either in (a) cash or (b) fully registered shares of Common Stock of the Corporation valued at 95% of the average closing price of the Common Stock during the 20 trading days prior to such Change of Control Payment if the Board of Directors has determined that the payment in the form of fully registered shares of Common Stock of the Corporation will not adversely affect the voting rights, preferences, privileges or relative, participating, optional or other specified rights of the holders of the Series B Preferred or the holders of the Common Stock."


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      Signature:  /s/ Robert E. Wetzel
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      Name:       Robert E. Wetzel
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      Title:      Senior Vice President
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      Date:       October 31, 1997
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